Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 27, 2008, May 8, 2009 as to Note 2(x) and Note 22, relating to the 2007 consolidated financial statements (before the retrospective adjustments to the consolidated financial statements) of Mindray Medical International Limited (not presented herein) (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the change in reporting currency and change in measurement of segment profit or loss) appearing in the Annual Report on Form 20-F of Mindray Medical International Limited for the year ended December 31, 2009.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Deloitte Touche Tohmatsu CPA Ltd.
Shenzhen, China

September 15, 2010